SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 27, 2003

Piedmont Natural Gas Company, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1915 Rexford Road, Charlotte, North Carolina	28211

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code    (704) 364-3120

(Former Name or Former Address, if Changed Since Last Report.)

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Item 5. Other Events

On June 26, 2003, the North Carolina Utilities Commission (NCUC) approved Piedmont’s acquisition of North Carolina Natural Gas Corporation (NCNG) and of an equity interest in Eastern North Carolina Natural Gas Company. The NCUC also approved the issuance of up to $500 million of short-term debt to be used to initially finance the acquisition. A copy of the News Release is attached as an exhibit to this Form 8-K.

In our Form 10-Q for the quarterly period ended April 30, 2003, we reported that our debt ratings were “A2” from Moody’s Investment Service (Moody’s) and “A” from Standard & Poor’s (S&P). We also reported that following the announcement of our proposed acquisition of NCNG, both Moody’s and S&P placed our debt ratings under review for possible downgrade.

On June 19, 2003, we filed a Form S-3 shelf registration statement to register up to $500,000,000 of equity and debt securities and we amended a previously filed shelf registration statement under which we can issue up to an additional $190,000,000 of equity and debt securities.

Pursuant to a request for a rating on the shelf registration statements, S&P notified us by letter dated June 23, 2003 that the debt securities had been assigned a preliminary rating of “A” and that a final rating will be assigned to each drawdown under the shelf registration statement only after S&P reviews the terms. The “A” rating remains on CreditWatch, with “Negative” implications.

On June 25, 2003, we were notified that Moody’s Investment Service had lowered its debt ratings of the Company’s senior unsecured debt from “A2” to “A3,” in each case with a negative outlook. Moody’s stated that this rating action assumes that Piedmont’s acquisition of NCNG is approved by the NCUC and the SEC by November of this year and that the Company successfully executes its $200 million equity and $250 million debt financing at that time. Moody’s further stated that any significant delays in obtaining either the regulatory approvals or execution of the permanent financing plan could further impact Piedmont’s debt ratings.

As stated above, we have already received the approval of the NCUC. We expect that all approvals will be obtained and all conditions met in time for a closing of the NCNG acquisition and the issuance of the short-term debt either at the end of July or the end of August. Following the receipt of all approvals and the closing of the NCNG acquisition, Piedmont expects to issue approximately $200 million of equity and $250 million of senior unsecured debt in November of this year and to use the proceeds to repay the short-term debt used initially to finance the NCNG acquisition.

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Item 7. Financial Statements and Exhibits

(c) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

99.1	News Release Dated June 27, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.
(Registrant)

	By	/s/ David J. Dzuricky

David J. Dzuricky
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

Date June 27, 2003

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